Exhibit 10.4(a)

BAYHILL THERAPEUTICS, INC.

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between [                    ] (the “Executive”) and Bayhill Therapeutics, Inc. (the “Company”), effective as of the latest date set forth by the signatures of the parties hereto below (the “Effective Date”).

R E C I T A L S

A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration as well as the possibility of an involuntary termination or reduction in responsibility can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such an event.

B. The Board believes that it is in the best interests of the Company and its shareholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company upon a Change of Control (as defined below) for the benefit of its shareholders.

C. The Board believes that it is imperative to provide Executive with severance benefits upon certain terminations of Executive’s service to the Company that provide Executive with enhanced financial security and provides incentive and encouragement to Executive to remain with the Company notwithstanding the possibility of such an event.

D. Certain capitalized terms used in the Agreement are defined in Section 6 below.

The parties hereto agree as follows:

1. Term of Agreement. This Agreement shall become effective as of the Effective Date and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be “at-will,” as defined under applicable law. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

3. Equity Award Acceleration Upon Change of Control. Upon the occurrence of a Change of Control, each outstanding equity award held by Executive shall automatically become vested and, if applicable, exercisable and any restrictions thereon shall immediately lapse, in each case, with respect to that number of unvested shares subject to such award that would otherwise become vested over the twelve (12) month period following the Change of Control, and any unvested shares remaining subject to such award shall vest and, if applicable, become exercisable and any restrictions thereon lapse, in each case, in equal monthly installments over the twelve (12) month period immediately following such Change of Control, in any event, subject to Executive’s continued service to the Company through each such vesting date.

4. Covered Termination Within 12 Months Following Change of Control. If Executive experiences a Covered Termination within the twelve (12) month period commencing upon a Change of Control, and if Executive provides the Company with a Release of Claims (as defined in Section 12(a) of this Agreement) within sixty (60) days, or such shorter period of time specified by the Company, of such termination and does not revoke the Release of Claims within the applicable revocation period, if any, then in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, the Company shall provide Executive with the following:

(a) Severance. Executive shall receive a lump sum cash amount equal to the sum of (i) twelve (12) months of Executive’s base salary and (ii) Executive’s annual target bonus pro-rated for any partially completed year, in each case, at the rate in effect immediately prior to Executive’s termination of employment, less applicable withholdings.

(b) Equity Awards. Each outstanding equity award held by Executive shall automatically become vested and, if applicable, exercisable and any restrictions thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of the then unvested shares subject to such equity award.

(c) Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earlier of (i) the twelve (12) month anniversary of the date of Executive’s termination of employment and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

5. Termination Apart from Change of Control. If Executive’s service with the Company is terminated by the Company or by Executive for any or no reason other than as a Covered Termination within the twelve (12) month period commencing upon a Change of Control, then Executive shall be entitled to any accrued but unpaid salary, bonus, vacation and expense reimbursement in accordance with applicable law.

6. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under this Agreement shall be payable either

(a) in full, or

(b) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

7. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Change of Control. “Change of Control” shall mean (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities or (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, (b) the stockholders of the Company approve a plan of complete liquidation of the Company, or (c) any transaction in which the directors comprising the Board of the Company immediately prior to the transaction represent a majority of the Board of the Company, or other surviving entity, immediately after the transaction. Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (iii) it constitutes the initial public offering of the Company’s securities; or (iv) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board acting in good faith and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

(b) Covered Termination. “Covered Termination” shall mean an Involuntary Termination without Cause or a Voluntary Termination for Good Reason, provided, that if such Involuntary Termination without Cause or Voluntary Termination for Good Reason is not coincident with Executive’s “separation from service” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder, then Executive’s Covered Termination shall be the date of such separation from service and, provided further, that a separation from service that takes place more than two (2) years following the initial existence of the condition giving rise to applicable Voluntary Termination for Good Reason shall not constitute a Covered Termination.

(c) Disability. “Disability” shall mean that Executive has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least one-hundred eighty (180) days after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(d) Involuntary Termination without Cause. “Involuntary Termination without Cause” shall mean the termination of Executive’s employment by the Company other than a termination following (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities to the Company that causes serious reputational harm to the Company; (ii) Executive’s conviction of, or plea of nolo contendere to, a felony; (iii) Executive’s gross negligence or willful misconduct in the performance of Executive’s duties; (iv) Executive’s inability to perform the essential functions of Executive’s job with or without a reasonable accommodation; or (v) Executive’s failure or refusal to carry out any lawful direction of the Board or Executive’s habitual neglect of Executive’s duties as an officer of the Company, which failure, refusal or neglect, as applicable, if capable of cure, shall continue after receipt of written notice from the Board (provided, however, that Executive shall have fifteen (15) days after receipt of written notice to cure any such failure, refusal or neglect), in each case, as determined in good faith by the Board.

(e) Voluntary Termination for Good Reason. “Voluntary Termination for Good Reason” shall mean Executive voluntarily resigns after the occurrence of any of the following without Executive’s written consent: (i) a material diminution in Executive’s base compensation; (ii) a material diminution in Executive’s authority, duties or responsibilities; provided, however, that a diminution in authority, duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity shall not by itself constitute grounds for a “Voluntary Termination for Good Reason”; (iii) a material change of at least thirty-five (35) miles in the geographic location at which Executive must perform Executive’s services; or (iv) a material breach of this Agreement by the Company. Notwithstanding the foregoing, a resignation shall not constitute a “Voluntary Termination for Good Reason” unless the condition giving rise to such resignation continues more than thirty (30) days following Executive’s written notice of such condition within ninety (90) days of the first occurrence of such condition.

8. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

10. Confidentiality; Non-Solicitation.

(a) Confidentiality. While Executive is employed by the Company, and thereafter while Executive receives severance benefits hereunder, Executive shall not directly or indirectly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). Upon termination of Executive’s employment with the Company, all Confidential Information in Executive’s possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by Executive or furnished to any third party, in any form except as provided herein; provided, however, that Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, or (iii) is lawfully disclosed to Executive by a third party. For purposes of this Agreement, the term “Confidential Information” shall mean information disclosed to Executive or known by Executive as a consequence of or through his or her relationship with the Company, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company and its affiliates. In addition, Executive shall continue to be subject to the Employment, Confidential Information and Invention Assignment Agreement entered into between Executive and the Company (the “Confidential Information Agreement”).

(b) Non-Solicitation. In addition to each Executive’s obligations under the Confidential Information Agreement, Executive shall not for a period of two (2) years following Executive’s termination of employment for any reason, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who is an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 10(b). Executive also agrees not to harass or disparage the Company or its employees, clients, directors or agents or divert or attempt to divert any actual or potential business of the company.

(c) Survival of Provisions. The provisions of this Section 10 shall survive the termination or expiration of the applicable Executive’s employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

11. Dispute Resolution.

(a) To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Santa Clara County, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

12. Miscellaneous Provisions.

(a) Release of Claims. Executive shall provide the Company with a signed general release of all claims against the Company and its affiliates in a form reasonably acceptable to the Company (a “Release of Claims”).

(b) Section 409A. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (b) the date of Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 12(b) shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(c) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Whole Agreement. This Agreement and the Confidential Information Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(Signature page follows)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

BAYHILL THERAPEUTICS, INC.

By:

Title:
Date:

EXECUTIVE

[______________]

Date: